2012/2013 PreLeasing Update

	2012-2013			2011-2012		Projected			September 30, 2011
	Leases[1]		%	Leases[1]	%	Rate Increase	Design Beds		Opening Occupancy

Same-communities	14,978		72.1%	15,443	74.4%	4.6%	20,761		94.7%

New-communities	2,610	[2]	67.8%	NM	NM	NM	3,850	[2]	NM

Total	17,588		71.5%	NM	NM	NM	24,611		NM

1  As of June 6, 2012 and 2011 for the current year and prior year, respectively.

2  Includes the following properties: The Berk, serving the University of California Berkeley, purchased in the second quarter of 2011; University Village Towers, serving the University of California Riverside, purchased in the third quarter of 2011 from a joint venture in which we previously held a 10% interest; Lotus Lofts, serving the University of Colorado, Irish Row, serving the University of Notre Dame, GrandMarc at Westberry Place, serving Texas Christian University, and 3949 Lindell, serving Saint Louis University, all purchased in the fourth quarter of 2011; and The Reserve on Stinson, serving the University of Oklahoma, purchased in the first quarter of 2012 from a joint venture in which we previously held a 10% interest. Also includes 3 communities currently under construction at Syracuse University, the University of Alabama and the University of Connecticut, anticipated to open for occupancy in Summer 2012.

Based on our leasing status and the current traffic and velocity at our communities, we project 2012/2013 opening occupancies will be 1% behind the September 30, 2011 opening occupancy of 94.7% and average net rental rates will be up 4.6%. The resulting total revenue growth of 3.6% is in line with the 3.5% to 5.5% fall revenue growth included in our previously communicated full year Core FFO guidance.